Exhibit 99.1

Republic Bancorp, Inc. Increases its Common Stock Cash Dividends for the 19th Consecutive Year

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 24, 2018--Republic Bancorp, Inc. (“Republic”) (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company, today announced a 10% increase in the Company’s quarterly cash dividends. The quarterly cash dividend of $0.242 per share of Class A Common Stock and $0.22 per share on Class B Common Stock will be payable April 20, 2018 to shareholders of record as of March 16, 2018. The increased cash dividend results in an annualized dividend yield for the Class A Common stock of 2.44% based upon the stock’s closing price on January 23, 2018.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 44 full-service banking centers and one loan production office throughout five states: 32 banking centers in 11 Kentucky communities - Covington, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany; six banking centers in five Florida communities (Tampa MSA) – Largo, Port Richey, St. Petersburg, Seminole, and Temple Terrace; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs (Franklin) and Green Hills (Nashville) and one loan production office in Brentwood (Nashville); and one banking center in Norwood (Cincinnati), Ohio. The Bank offers internet banking at www.republicbank.com. The Bank also offers separately-branded, nation-wide digital banking at www.mymemorybank.com. The Company has $5.1 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here.®

CONTACT:
Republic Bancorp, Inc.
Steve Trager, 502-584-3600
Chairman and Chief Executive Officer